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                    SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
                                  EXHIBIT 11.1
              STATEMENT REGARDING CALCULATION OF PER SHARE EARNINGS (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


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
                                                THREE MONTHS ENDED JUNE 30,        SIX MONTHS ENDED JUNE 30,
                                              -------------------------------  ---------------------------------
                                                    1998            1997           1998                1997
                                                -----------     -----------     -----------         -----------
Basic and Diluted:
-----------------

Average shares outstanding                       24,084,374      14,519,080      19,381,345          14,260,465

Net effect of dilutive stock options - based
on the treasury stock method using average
market price                                             --              --              --                  --
                                                -----------     -----------     -----------         -----------

Total                                            24,084,374      14,519,080      19,381,345          14,260,465
                                                ===========     ===========     ===========         ===========

Net (loss) income                               $   (39,628)    $     1,835     $   (48,539)        $       291

Less: Accretion or stock subject to accretion           825              --           1,100                  --
                                                -----------     -----------     -----------         -----------

Net loss applicable to common shares            $   (40,453)    $     1,835     $   (49,639)        $       291
                                                ===========     ===========     ===========         ===========

Basic and diluted net (loss) income per share   $     (1.68)    $      0.13     $     (2.56)        $      0.02
                                                ===========     ===========     ===========         ===========

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